Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2018 Third Quarter Results

•	2018 Q3 revenue of $16.6 million; full year 2018 revenue growth goal remains 20%
•	Q3 net loss of $0.3 million, $0.02 loss per share
•	Gross margin improved to 39.6% in Q3
•	Significant progress on global cost realignment initiative
o	Q3 operating expenses down 14% compared with prior year
•	Goal to achieve net income for second half of 2018
•	Reiterating goal to achieve net income and positive operating cash flow in 2019

NORTH HUNTINGDON, PA, November 8, 2018 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the third quarter and nine months ended September 30, 2018.

S. Kent Rockwell, ExOne’s Chairman and Chief Executive Officer, stated “Our team is cohesively focused on profitable growth.  We have been aggressively executing on our global cost realignment initiative and our progress is reflected in our third quarter results with positive adjusted EBITDA*.  We removed excess costs throughout our organization, including consulting and personnel-related expenses, while also focusing on asset optimization and outsourcing.  To date, we have implemented approximately $8 million of net annualized cost reductions, with an overall goal of cost savings of approximately $10 million.  With our program well underway, we expect net income and operating cash flow to be positive in the fourth quarter of this year.”

He continued, “The evolution of our fine powder direct printing machine technology from our Innovent®+ to our larger units is advancing as planned.  We have customers eagerly awaiting our introduction of these exciting new models, which continue to be anticipated in 2019.”

Third Quarter and Year-to-date Revenue –Third Quarter Driven by Machine Revenue Growth

	Quarter Ended					Nine Months Ended
(in millions)	September 30,					September 30,
Revenue by Product Line	2018		2017		% Change	2018		2017		% Change
3D Printing Machines	$9.7	58%	$8.6	54%	13%	$17.4	44%	$17.1	45%	2%
3D Printed and Other Products, Materials and Services	6.9	42%	7.3	46%	(6%)	21.9	56%	20.5	55%	7%
Total Revenue	$16.6	100%	$15.9	100%	4%	$39.3	100%	$37.6	100%	5%

Consolidated revenue for the 2018 third quarter grew 4% over the prior-year third quarter.

Machine revenue grew 13% to $9.7 million in the third quarter of 2018.  Fifteen machines were sold in the 2018 third quarter, compared with twelve in the 2017 third quarter.  The mix of machine type impacted the revenue comparison.

Non-machine revenue (3D printed and other products, materials and services) was down 6% to $6.9 million in the third quarter of 2018, compared with the prior year.  The decrease was primarily due to a lower volume of printing projects at the Company’s indirect service centers, partially offset by an increase in consumable material and service revenue based on a higher global installed base of ExOne’s 3D printing machines.

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

Consolidated revenue for the 2018 year-to-date period grew 5% over the prior-year period.  Machine revenue was up 2% to $17.4 million in the 2018 nine-month period.  Non-machine revenue grew 7% year-to-date, to $21.9 million.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Third Quarter Operations – Significant Benefits from Global Cost Realignment Initiative

($ in millions, except per-share amounts)	Q3 2018	Q3 2017	Change	% Change
Gross profit	$6.6	$4.1	$2.5	60%
Gross margin	39.6%	25.8%
Operating loss	$(1.1)	$(4.8)	$3.7	78%
Net loss	$(0.3)	$(4.9)	$4.6	93%
Diluted EPS	$(0.02)	$(0.30)	$0.28	93%

Gross profit grew 60% to $6.6 million in the third quarter, resulting in a 39.6% gross margin, compared with 25.8% in the prior-year third quarter.  The 2018 period benefited from the global cost realignment initiative that began in June 2018 as well as restructuring activities which have been ongoing since early 2017.  The 2017 gross margin was impacted by a $2.8 million sale of four Exerial™ machines at a breakeven contribution margin.

R&D expense of $2.4 million for the quarter was down $0.4 million, or 15%, compared with the 2017 third quarter, with the reduction resulting primarily from the global cost realignment initiative, while continuing to invest in the Company’s technology.

SG&A expense of $5.2 million was down $0.9 million, or 14%, compared with the prior-year third quarter, also benefiting from the global cost realignment as well as lower equity-based compensation.

Other (income) expense-net in the 2018 third quarter included a $0.8 million realized gain associated with an insurance recovery for a 3D printing machine damaged while in-transit.

The 2018 third quarter net loss was $0.3 million, or $0.02 per share, compared with a $4.9 million net loss, or $0.30 per share, in the third quarter of 2017.  The significantly reduced loss was primarily driven by higher sales and the improved cost base described above.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, was $0.4 million in the 2018 third quarter, compared with a $2.2 million loss in last year’s third quarter.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), Adjusted EBITDA assists in the understanding of its financial results.

* See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (most directly comparable GAAP measure) to Adjusted EBITDA for the quarters ended September 30, 2018 and 2017.

Year-to-date 2018 Review – Inflection Point in Cost Structure

($ in millions, except per-share amounts)	YTD 2018	YTD 2017	Change	% Change
Gross profit	$10.8	$7.7	$3.1	40%
Gross margin	27.4%	20.6%
Operating loss	$(15.5)	$(17.8)	$2.3	13%
Net loss	$(14.7)	$(18.1)	$3.4	18%
Diluted EPS	$(0.91)	$(1.13)	$0.22	19%

Gross profit was $10.8 million, resulting in a 27.4% gross margin in the 2018 year-to-date period, compared with 20.6% in the 2017 year-to-date period.  The 2018 period benefited from higher revenue and an improved cost base for the third quarter as well as a decrease in net inventory obsolescence charges, partially offset by a reduction in gains from property and equipment disposals, and the unfavorable impact of exchange rate changes.  Additionally, the 2017 period was impacted by the sale of Exerial™ machines at a breakeven contribution margin, as noted previously.

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

R&D expense was $8.5 million in the first nine months of 2018 compared with $7.2 million in the 2017 period, with the increase primarily due to higher employee-related costs, consulting and professional fees in the first half of the year, prior to enactment of the global cost realignment program.

SG&A for the first nine months of 2018 was $17.8 million compared with $18.3 million in the 2017 period.  The decrease was driven by lower equity-based compensation and the net impact of the global cost realignment noted above.

The net loss was $14.7 million, or $0.91 per share, for the first nine months of 2018, compared with $18.1 million, or $1.13 per share, in the 2017 period.

Adjusted EBITDA, a non-GAAP measure, was a $10.8 million loss in both the 2018 and 2017 year-to-date periods.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with GAAP, Adjusted EBITDA assists in the understanding of its financial results.

See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (most directly comparable GAAP measure) to Adjusted EBITDA for the nine months ended September 30, 2018 and 2017.

Capitalization – Cash Usage Significantly Moderated in Third Quarter

Cash, cash equivalents and restricted cash as of September 30, 2018 were $12.0 million, compared with $13.0 million at June 30, 2018 and $22.2 million at December 31, 2017.  The $1.0 million net use of cash in the third quarter was primarily due to timing of working capital requirements, partially offset by cash generated from operating performance.

Cash used for operating activities during the first nine months of 2018 was $8.9 million, compared with $12.9 million in the 2017 period.  The improvement was primarily driven by the lower net loss and improved working capital utilization.

Cash capital expenditures were $1.2 million and $0.9 million in the 2018 and 2017 year-to-date periods, respectively.  In 2018, the Company expects total cash capital expenditures of less than $2 million.

Outlook – Goal of Net Income, Positive Operating Cash Flow in Q4 2018 as well as 2019

Mr. Rockwell concluded, “Consistent with our pattern of quarterly revenue cyclicality, we expect a very strong fourth quarter.  We anticipate this will be driven by current backlog, recent order activity, and our increasing sales pipeline as we strive toward our 2018 goal of 20% revenue growth over 2017.  With that level of revenue we are confident in our ability to achieve net income in the second half of 2018.  We reinforce our commitment to further the advancement and market acceptance of our binder jetting technology as well as achieve net income and positive operating cash flow in 2019.  Additionally, we continue to believe that our existing capital resources are sufficient to support our operating plan.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Thursday, November 8, 2018 at 8:30 a.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2018 third quarter and year-to-date period, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8470.  The webcast can be monitored on the Company’s website at www.investor.exone.com/.

A telephonic replay of the conference call will be available from 11:30 a.m. ET on the day of the teleconference through Thursday, November 15, 2018.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13683877, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect applications.  Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (“EACs”) and Production Service Centers (“PSCs”).  ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, expectations, or planned results of its global cost realignment initiative. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to generate operating profits; fluctuations in the Company’s revenues and operating results; the results of its global cost realignment initiative; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its 3D printing machines and technology and develop new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities, PSCs or EACs; the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K and other SEC filings that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Senior Vice President, Corporate Development	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended		%	Nine Months Ended		%
	September 30,		Change	September 30,		Change
	2018	2017		2018	2017
Revenue	$16,589	$15,887	4%	$39,339	$37,555	5%
Cost of sales	10,016	11,790	(15%)	28,560	29,829	(4%)
Gross profit	6,573	4,097	60%	10,779	7,726	40%
Gross margin	39.6%	25.8%		27.4%	20.6%
Research and development	2,444	2,871	(15%)	8,474	7,219	17%
Selling, general and administrative	5,200	6,062	(14%)	17,755	18,338	(3%)
	7,644	8,933	(14%)	26,229	25,557	3%
Operating loss	(1,071)	(4,836)	78%	(15,450)	(17,831)	13%
Interest expense	73	24	204%	179	69	159%
Other (income) expense ̶ net	(838)	(11)	NM	(936)	134	NM
	(765)	13	NM	(757)	203	NM
Loss before income taxes	(306)	(4,849)	94%	(14,693)	(18,034)	19%
Provision for income taxes	17	14	21%	52	23	126%
Net loss	$(323)	$(4,863)	93%	$(14,745)	$(18,057)	18%
Net loss per common share:
Basic	$(0.02)	$(0.30)	93%	$(0.91)	$(1.13)	19%
Diluted	$(0.02)	$(0.30)	93%	$(0.91)	$(1.13)	19%
Weighted average shared outstanding (basic and diluted)	16,183	16,069		16,157	16,048

NM:  Not Meaningful

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$10,705	$21,848
Restricted cash	1,312	330
Accounts receivable ̶ net of allowance of $686 (2018) and $1,193 (2017)	5,384	8,647
Inventories ̶ net	20,719	15,430
Prepaid expenses and other current assets	3,585	1,710
Total current assets	41,705	47,965
Property and equipment ̶ net	42,917	46,797
Intangible assets ̶ net	—	62
Other noncurrent assets	692	736
Total assets	$85,314	$95,560
Liabilities
Current liabilities:
Current portion of long-term debt	$142	$137
Current portion of capital leases	14	15
Accounts payable	3,534	4,291
Accrued expenses and other current liabilities	5,681	6,081
Deferred revenue and customer prepayments	14,129	8,282
Total current liabilities	23,500	18,806
Long-term debt ̶ net of current portion	1,401	1,508
Capital leases ̶ net of current portion	38	36
Other noncurrent liabilities	1	1
Total liabilities	24,940	20,351
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,232,951 (2018) and 16,124,617 (2017) shares issued and outstanding	162	161
Additional paid-in capital	174,894	173,718
Accumulated deficit	(103,931)	(89,186)
Accumulated other comprehensive loss	(10,751)	(9,484)
Total stockholders' equity	60,374	75,209
Total liabilities and stockholders' equity	$85,314	$95,560

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Operating activities
Net loss	$(14,745)	$(18,057)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	4,039	4,966
Equity-based compensation	656	2,043
Amortization of debt issuance costs	52	4
Recoveries for bad debts ̶ net	(40)	(51)
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	910	1,872
Gain from disposal of property and equipment ̶ net	(33)	(322)
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	3,166	288
Increase in inventories	(7,458)	(2,772)
Increase in prepaid expenses and other assets	(761)	(1,438)
(Decrease) increase in accounts payable	(637)	2,032
Decrease in accrued expenses and other liabilities	(206)	(522)
Increase (decrease) in deferred revenue and customer prepayments	6,168	(938)
Net cash used for operating activities	(8,889)	(12,895)
Investing activities
Capital expenditures	(1,192)	(874)
Proceeds from sale of property and equipment	77	3,702
Net cash (used for) provided by investing activities	(1,115)	2,828
Financing activities
Payments on long-term debt	(106)	(102)
Payments on capital leases	(13)	(64)
Debt issuance costs	(265)	—
Proceeds from exercise of employee stock options	521	—
Net cash provided by (used for) financing activities	137	(166)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(294)	882
Net change in cash, cash equivalents, and restricted cash	(10,161)	(9,351)
Cash, cash equivalents, and restricted cash at beginning of period	22,178	28,155
Cash, cash equivalents, and restricted cash at end of period	$12,017	$18,804

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$1,521	$2,363
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$847	$597
Property and equipment included in assets held for sale	$822	$—
Property and equipment acquired through financing arrangements	$14	$48
Property and equipment included in accounts payable	$48	$94
Property and equipment included in accrued expenses and other current liabilities	$4	$84
Advance deposits on property and equipment	$—	$12

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

The ExOne Company

Additional Information

(Unaudited)

Machine Sales by Type

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
3D printing machine units sold:
ExerialTM	—	4	—	4
S-Max+TM	—	1	—	1
S-Max®	6	1	10	7
S-Print®	1	2	2	2
M-Flex®	1	2	2	6
Innovent®+	3	—	4	—
Innovent®	4	2	10	5
	15	12	28	25

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The ExOne Company Reports 2018 Third Quarter Results

November 8, 2018

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(0.3)	$(4.9)	$(14.7)	$(18.1)
Interest expense	0.0	0.0	0.2	0.1
Provision for income taxes	0.0	0.0	0.0	0.0
Depreciation and amortization	1.2	1.4	4.0	5.0
Equity-based compensation	0.3	1.3	0.6	2.1
Other (income) expense ̶ net	(0.8)	0.0	(0.9)	0.1
Adjusted EBITDA	$0.4	$(2.2)	$(10.8)	$(10.8)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under GAAP) plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation, and other (income) expense  ̶  net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP.  Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA.  ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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